UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2023

UGI Corporation
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	1-11071	23-2668356
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

460 North Gulph Road, King of Prussia, PA 19406
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: 610 337-1000

Not Applicable
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	UGI	New York Stock Exchange
Corporate Units	UGIC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On May 22, 2023, AmeriGas Partners, L.P. (“AmeriGas Partners”) and AmeriGas Finance Corp. (“Finance Corp.” and, together with AmeriGas Partners, the “Issuers”), the indirect, wholly owned subsidiaries of UGI Corporation (the “Company”), commenced a private offering (the “Offering”) pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), for the issuance of $500,000,000 in aggregate principal amount of senior notes due 2028 (the “Notes”). The Offering is subject to market conditions.

In addition, on May 22, 2023 the Issuers announced the commencement of a cash tender offer (the “Tender Offer”) to purchase any and all of the Issuers’ 5.625% Senior Notes due 2024 (the “2024 Notes”) then outstanding. The Tender Offer is being made upon the terms and subject to the conditions set forth in the offer to purchase, dated May 22, 2023 (as may be amended or supplemented from time to time, the “Offer to Purchase”), and the accompanying letter of transmittal and notice of guaranteed delivery. The consummation of the Tender Offer and the Issuers’ obligation to accept for purchase, and to pay for, the 2024 Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer are subject to the satisfaction of or waiver of certain conditions, including, but not limited to, the Issuers’ successful completion of one or more debt financing transactions, in an amount sufficient to, together with cash on hand, a cash contribution from the Company and/or other sources of liquidity, (i) fund the purchase of validly tendered 2024 Notes accepted for purchase in the Tender Offer, and (ii) pay all related fees and expenses associated with the foregoing. Substantially concurrently with the commencement of the Tender Offer, the Issuers will issue a conditional notice of full redemption (the "Redemption," and together with the Offering and the Tender Offer, the “Transactions”) to redeem any 2024 Notes not purchased in the Tender Offer and that remain outstanding pursuant to the indenture governing the 2024 Notes (the “2024 Notes Indenture”). The redemption of the 2024 Notes will be conditioned upon the completion of one or more debt financing transactions. Promptly following the expiration date of the Tender Offer as set forth in the Offer to Purchase, the Issuers currently intend to satisfy and discharge their obligations under the 2024 Notes and the 2024 Notes Indenture by depositing with the paying agent for the 2024 Notes sufficient funds to pay the principal of, premium on and accrued and unpaid interest on the 2024 Notes to, but excluding, the redemption date.The redemption of the 2024 Notes is being made solely pursuant to the conditional notice of redemption that has been delivered pursuant to the indenture governing the 2024 Notes, and nothing contained in herein constitutes a notice of redemption thereof.

The Issuers intend to use the net proceeds of the issuance of the Notes, together with cash on hand, a cash contribution from the Company and/or other sources of liquidity, to redeem or repurchase in full the 2024 Notes, including accrued interest thereon, and to pay related fees and expenses related to the Transactions.

The Issuers have made available a presentation to prospective investors in connection with marketing the Offering. The investor presentation disclosed certain information that supplements or updates certain prior disclosures of the Company. Pursuant to Regulation FD, the Company is furnishing herewith such information as Exhibit 99.1 to this Form 8-K.

This information, including the Exhibit 99.1 referenced herein, is “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. It may be incorporated by reference in a registration statement or filing by the Company under the Securities Exchange Act of 1934, as amended, only if and to the extent such subsequent filing specifically references the information herein as being incorporated by reference in such filing.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the offered securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 8.01.	Other Events.

On May 22, 2023, the Company issued a press release announcing the Offering. A copy of the Press Release announcing the Offering is attached hereto as Exhibit 99.2.

On May 22, 2023, the Company issued a press release announcing the commencement of the Tender Offer. A copy of the Press Release announcing the Tender Offer is attached hereto as Exhibit 99.3.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number:	Description

99.1	The Investor Presentation of AmeriGas Partners, L.P. dated May 2023.

99.2	Press Release of UGI Corporation dated May 22, 2023 announcing the private offering of $500 million of senior notes due 2028 by AmeriGas Partners, L.P. and AmeriGas Finance Corp.

99.3
Press Release of UGI Corporation dated May 22, 2023 announcing the commencement of a cash tender offer for any and all of the AmeriGas Partners, L.P.’s and AmeriGas Finance Corp.’s then-outstanding 5.625% Senior Notes due 2024.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

May 22, 2023	By:	/s/ Jessica A. Milner
	Name:	Jessica A. Milner
	Title:	Assistant Secretary